SAUL CENTERS, INC.

7501 Wisconsin Avenue, Suite 1500, Bethesda, Maryland 20814-6522

(301) 986-6200

Saul Centers, Inc. Reports

Fourth Quarter and Annual 2007 Earnings

February 19, 2008, Bethesda, MD.

Saul Centers, Inc. (NYSE: BFS), an equity real estate investment trust (REIT), announced its operating results for the quarter and year ended December 31, 2007. Total revenue for the three months ended December 31, 2007 (“2007 Quarter”) increased 8.1% to $38,810,000 compared to $35,903,000 for the three months ended December 31, 2006 (“2006 Quarter”). Operating income, which is net income available to common stockholders before gain on property disposition, minority interests and preferred stock dividends, increased 3.2% to $11,340,000 for the 2007 Quarter compared to $10,988,000 for the 2006 Quarter. Net income available to common stockholders was $7,279,000 or $0.41 per diluted share for the 2007 Quarter, a per share increase of 5.1% compared to net income available to common stockholders of $6,855,000 or $0.39 per diluted share for the 2006 Quarter. The operating income increase for the 2007 Quarter was produced by (1) Lansdowne Town Center which commenced operations during the fourth quarter of 2006, (2) increased lease termination fees, and (3) rental rate growth in the core properties. The operating income increases were offset in part by a charge to general and administrative expense resulting from the write-off of costs related to an abandoned acquisition of a development land parcel.

Same property revenue for the total portfolio increased 3.1% for the 2007 Quarter compared to the 2006 Quarter and same property operating income increased 2.2%. The same property comparisons exclude the results of operations of properties not in operation for each of the comparable reporting quarters. Same property operating income in the shopping center portfolio increased 3.4% for the 2007 Quarter compared to the 2006 Quarter. Same property operating income in the office portfolio decreased 1.4% for the 2007 Quarter. Rental rate growth at several core properties and increased lease termination fees produced the significant portion of the shopping center operating income increase.

For the year ended December 31, 2007 (“2007 Year”), total revenue increased 9.1% to $150,585,000 compared to $137,978,000 for the year ended December 31, 2006 (“2006 Year”). Operating income before gain on property disposition, minority interests and preferred stock dividends increased 12.1% to $45,382,000 in the 2007 Year compared to $40,473,000 for the

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2006 Year. Net income available to common stockholders was $28,703,000 or $1.62 per diluted share for the 2007 Year, a per share increase of 13.3% compared to $24,680,000 or $1.43 per diluted share for the 2006 Year. Overall same property revenue for the total portfolio increased 4.1% for the 2007 Year compared to the 2006 Year and same property operating income increased 2.8%. Shopping center same property operating income increased 3.0% due to rental rate growth at the core shopping centers and expansions of two shopping centers for the 2007 Year. Office same property operating income increased 2.3% due to rental rate growth for the 2007 Year.

As of December 31, 2007, 95.3% of the operating portfolio was leased (both in total and on a same center basis), compared to 96.3% for December 31, 2006. The 2007 leasing percentages decreased due to a net 67,000 square feet decrease in leased space, 42,000 in the shopping center portfolio and 25,000 in the office portfolio. The shopping center decrease in leased space occurred due to a 22,000 square foot decrease at Smallwood Village, Waldorf, Maryland, where the Company is planning a façade renovation and upgrade of the common areas and a 20,000 square foot decrease at South Dekalb Plaza in Atlanta, Georgia.

Funds from operations (FFO) available to common shareholders (after deducting preferred stock dividends) increased 6.0% to $16,328,000 in the 2007 Quarter compared to $15,397,000 for the 2006 Quarter. On a diluted per share basis, FFO available to common shareholders increased 4.5% to $0.70 per share for the 2007 Quarter compared to $0.67 per share for the 2006 Quarter. FFO, a widely accepted non-GAAP financial measure of operating performance for REITs, is defined as net income plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains and losses from property sales. FFO increased in the 2007 Quarter due to increased net rental income from (1) the Lansdowne Town Center development, (2) rental rate growth in the core properties, (3) increased lease termination fees, and (4) to a lesser extent operating income from acquisition and other development properties. The increases in FFO were offset by a charge of approximately $372,000 to general and administrative expense resulting from the write-off of costs related to an abandoned acquisition of a development land parcel. FFO available to common shareholders for the 2007 Year increased 9.9% to $63,846,000 from $58,121,000 during the 2006 Year. FFO available to common shareholders increased 7.0% to $2.75 per diluted share for the 2007 Year compared to $2.57 per diluted share for the 2006 Year.

During 2007, the Company paid four quarterly dividends to its common stockholders totaling $1.77 per share, compared to $1.68 paid per share in 2006. On January 31, 2008, the Company paid a quarterly dividend of $0.47 per share to its common stockholders ($1.88 per share annual rate).

In July 2007, the Company acquired Orchard Park, an 88,000 square foot grocery anchored shopping center, located in suburban Atlanta, Georgia and in December 2007 acquired a 10.4 acre land parcel in Frederick, Maryland, which it plans to develop into a 105,000 square foot neighborhood shopping center. In January 2008, the Company acquired a 15.4 acre land

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parcel in Warrenton, Virginia, which it plans to develop into a grocery anchored community shopping center. Construction is expected to commence on both development parcels during the first quarter of 2008.

Saul Centers is a self-managed, self-administered equity real estate investment trust headquartered in Bethesda, Maryland. Saul Centers currently operates and manages a real estate portfolio of 48 community and neighborhood shopping center and office properties totaling approximately 8.0 million square feet of leasable area. Over 80% of the Company’s property operating income is generated from properties in the metropolitan Washington, DC/Baltimore area.

Contact:	Scott V. Schneider
(301) 986-6220

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Saul Centers, Inc.

Condensed Consolidated Balance Sheets

($ in thousands)

	December 31, 2007	December 31, 2006
	(Unaudited)
Assets

Real estate investments
Land	$167,007	$154,047
Buildings and equipment	673,328	631,797
Construction in progress	49,592	56,017

	889,927	841,861
Accumulated depreciation	(232,669)	(214,210)

	657,258	627,651
Cash and cash equivalents	5,765	8,061
Accounts receivable and accrued income, net	33,967	33,248
Deferred leasing costs, net	16,190	18,137
Prepaid expenses, net	2,571	2,507
Deferred debt costs, net	6,264	5,328
Other assets	5,428	5,605

Total assets	$727,443	$700,537

Liabilities

Mortgage notes payable	$524,726	$487,443
Revolving credit facility	8,000	35,000
Dividends and distributions payable	12,887	11,558
Accounts payable, accrued expenses and other liabilities	13,159	16,409
Deferred income	15,147	12,251

Total liabilities	573,919	562,661

Minority interests	4,745	5,785

Stockholders’ equity
Preferred stock	100,000	100,000
Common stock	178	173
Additional paid-in capital	161,618	141,554
Accumulated deficit	(113,017)	(109,636)

Total stockholders’ equity	148,779	132,091

Total liabilities and stockholders’ equity	$727,443	$700,537

Saul Centers, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
	(Unaudited)		(Unaudited)
Revenue
Base rent	$30,190	$28,295	$118,806	$110,121
Expense recoveries	6,572	5,914	26,090	22,636
Percentage rent	734	843	1,497	1,767
Other	1,314	851	4,192	3,454

Total revenue	38,810	35,903	150,585	137,978

Operating expenses
Property operating expenses	4,833	4,083	18,758	16,278
Provision for credit losses	96	98	376	400
Real estate taxes	3,462	3,328	14,084	12,503
Interest expense and amortization of deferred debt	8,739	8,298	33,855	32,534
Depreciation and amortization of deferred leasing costs	6,988	6,409	26,464	25,648
General and administrative	3,352	2,699	11,666	10,142

Total operating expenses	27,470	24,915	105,203	97,505

Operating income	11,340	10,988	45,382	40,473
Gain on property disposition	139	—	139	—
Minority interests	(2,200)	(2,133)	(8,818)	(7,793)

Net income	9,279	8,855	36,703	32,680
Preferred dividends	(2,000)	(2,000)	(8,000)	(8,000)

Net income available to common stockholders	$7,279	$6,855	$28,703	$24,680

Per share net income available to common stockholders:
Diluted	$0.41	$0.39	$1.62	$1.43

Weighted average common stock:
Common stock	17,738	17,278	17,589	17,075
Effect of dilutive options	186	199	180	158

Diluted weighted average common stock	17,924	17,477	17,769	17,233

Saul Centers, Inc.

Supplemental Information

(In thousands, except per share amounts)

		Three Months Ended December 31,		Year Ended December 31,
		2007	2006	2007	2006
	(1)	(Unaudited)		(Unaudited)
Reconciliation of net income to funds from operations (FFO):
Net Income		$9,279	$8,855	$36,703	$32,680
Less: Gain on property disposition		(139)	—	(139)	—
Add: Real property depreciation & amortization		6,988	6,409	26,464	25,648
Add: Minority interests		2,200	2,133	8,818	7,793

FFO		18,328	17,397	71,846	66,121
Less: Preferred dividends		(2,000)	(2,000)	(8,000)	(8,000)

FFO available to common shareholders		$16,328	$15,397	$63,846	$58,121

Weighted average shares :
Diluted weighted average common stock		17,924	17,477	17,769	17,233
Convertible limited partnership units		5,416	5,416	5,416	5,395

Diluted & converted weighted average shares		23,340	22,893	23,185	22,628

Per share amounts:
FFO available to common shareholders (diluted)		$0.70	$0.67	$2.75	$2.57

Reconciliation of net income to same property operating income:
Net income		$9,279	$8,855	$36,703	$32,680
Add: Interest expense and amortization of deferred debt		8,739	8,298	33,855	32,534
Add: Depreciation and amortization of deferred leasing costs		6,988	6,409	26,464	25,648
Add: General and administrative		3,352	2,699	11,666	10,142
Less: Gain on property disposition		(139)	—	(139)	—
Less: Interest income		(101)	(114)	(454)	(334)
Add: Minority interests		2,200	2,133	8,818	7,793

Property operating income		30,318	28,280	116,913	108,463
Less: Acquisitions & developments		(1,660)	(233)	(7,679)	(2,247)

Total same property operating income		$28,658	$28,047	$109,234	$106,216

Total shopping centers		$21,748	$21,039	$81,440	$79,041
Total office properties		6,910	7,008	27,794	27,175

Total same property operating income		$28,658	$28,047	$109,234	$106,216

(1)	The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is defined by NAREIT as net income, computed in accordance with GAAP, plus minority interests, extraordinary items and real estate depreciation and amortization, excluding gains or losses from property sales. FFO does not represent cash generated from operating activities in accordance with GAAP and is not necessarily indicative of cash available to fund cash needs, which is disclosed in the Company's Consolidated Statements of Cash Flows for the applicable periods. There are no material legal or functional restrictions on the use of FFO. FFO should not be considered as an alternative to net income, its most directly comparable GAAP measure, as a indicator of the Company's operating performance, or as an alternative to cash flows as a measure of liquidity. Management considers FFO a meaningful supplemental measure of operating performance because it primarily excludes the assumption that the value of the real estate assets diminishes predictably over time (i.e. depreciation), which is contrary to what we believe occurs with our assets, and because industry analysts have accepted it as a performance measure. FFO may not be comparable to similarly titled measures employed by other REITs.